Contact: Robert E. Rout

724-465-1487

TO BE RELEASED:

Tuesday, October 21, 2003

at 8:00 a.m.

S&T Bancorp, Inc. Announces Record Earnings

Indiana, Pennsylvania (Nasdaq:STBA) - S&T Bancorp, Inc. today announced record earnings for the quarter and year-to-date 2003. Diluted earnings per share increased 9 percent to $0.50 from $0.46 in the third quarter of 2002. Net income increased 7 percent to $13.3 million from $12.4 million in the third quarter of 2002. The higher performance level of earnings per share as compared to net income is attributed to stock repurchases during the last 12 months.

For the nine months ended September 30, 2003, net income totaled $38.6 million and diluted earnings per share were $1.45, compared to $35.7 million of net income and $1.33 diluted earnings per share for the nine months ended September 30, 2002. Return on average assets and return on average equity for 2003 were 1.81 percent and 16.35 percent, respectively.

"I am very pleased with the performance of our core banking activities during what has been a difficult economic and interest rate environment," commented James C. Miller, president and chief executive officer. "Record low interest rates the past few quarters have produced an unprecedented level of refinancing activities in our loan and mortgage backed securities portfolios. We were able to mitigate these net interest income pressures with strong commercial loan and core deposit growth, and by our secondary market activities for residential mortgage loans. In addition, our 2002 acquisitions of Evergreen Insurance, Inc. and Peoples Financial Corporation have been well integrated the past 12 months and both are now positive influences to our strategic positioning and ongoing earnings."

Net interest income, on a fully taxable equivalent basis, increased approximately $1.6 million or 6 percent for the quarter and $10.4 million or 15 percent for the nine months as compared to the same periods of 2002. Peoples Financial Corporation was a significant contributor to the improvement in net interest income in 2003. The annualized year-to-date net interest margin was 4.05 percent for 2003, compared with 4.11 percent for 2002.

Overall loan growth increased $56.0 million during the first nine months of the year. Commercial loan growth during the period was $107.1 million and was partially offset by a decrease in residential mortgage balances as borrowers refinanced portfolio mortgages into the secondary mortgage market.

Miller noted, "Growth in both commercial loans and core deposits have been important earnings contributors this year. Strategic initiatives and products such as free checking, online account opening and corporate cash management contributed to a 12 percent increase in demand deposit balances over the last nine months. Growth in demand deposits along with other core deposits will be important factors in our continuing success."

Miller added, "Noninterest income, which has been an area of focus for us, also continues to perform well. It is encouraging to see our efforts in this area beginning to make a more significant contribution to our revenue stream." During the first nine months of this year, traditional banking fees, insurance, mortgage banking and other fees and commissions increased $3.0 million or 16 percent, compared to the same period last year. Included in noninterest income for the third quarter 2003 is a $0.6 million reduction in valuation allowance for residential mortgage servicing rights as a result of favorable changes in mortgage pricing during the quarter. Increases in long and intermediate term interest rates during the third quarter significantly reduced the prepayment speeds in the $157.2 million serviced loan portfolio.

Realized equity security gains for the third quarter and year-to-date 2003 were $2.1 million and $4.1 million, respectively. Included in realized equity security gains for the third quarter 2003 is $0.4 million from appreciated equity securities that were donated to the S&T Charitable Foundation. Partially offsetting those gains were $1.0 million of realized losses in the third quarter from the sale of $24.0 million of debt securities that were made in order to reposition that portfolio for a changing interest rate environment. Market value and unrealized gains in the equity securities portfolios at September 30, 2003 were $70.2 million and $27.8 million, respectively, as compared to $85.6 million and $21.0 million at September 30, 2002.

Asset quality measurements remained relatively strong given the uncertain economic environment. Net charge-offs through September 30, 2003 were $4.2 million or 0.28 percent of average loans, annualized, compared to $3.6 million and 0.29 percent during the first nine months of 2002. The third quarter net charge-offs of $1.3 million included two commercial loans in the food processing and automotive sales industries that were considered in the determination of the prior period allowance for loan losses. The provision for loan losses was $5.8 million and $1.5 million for the nine months and three months ended September 30, 2003 versus $4.8 million and $2.3 million in the prior year. Nonperforming loans were 0.47 percent, 0.29 percent and 0.46 percent of total loans at September 30, 2003, December 31, 2002 and September 30, 2002, respectively. The allowance for loan losses was 1.54 percent of total loans at September 30, 2003, as compared to 1.51 percent at December 31, 2002 and 1.49 percent at September 30, 2002.

Noninterest expense increased 14 percent or $5.1 million in the first nine months of 2003, and 11 percent or $1.4 million in the third quarter as compared to the same periods last year. The increases reflect the personnel and infrastructure increases resulting from the Peoples Financial Corporation and Evergreen Insurance, Inc. mergers. Increases also include higher medical, pension and other benefit plan costs as well as the aforementioned charitable contribution of $0.4 million. Also affecting period to period comparisons of noninterest expense is $0.6 million of acquisition expenses incurred in the third quarter of 2002. The efficiency ratio, which measures noninterest expense to net interest income plus noninterest income on a fully taxable basis, was relatively unchanged between the periods at 42%.

S&T Bancorp, Inc. declared a common stock quarterly dividend of $0.26 per share on September 15, 2003 which is payable on October 24, 2003 to shareholders of record as of October 1, 2003. This dividend represents an 8 percent increase over the $0.24 per share quarterly dividend declared a year ago and a 3.6 percent projected annual yield utilizing the September 30, 2003 closing market price of $28.50. The S&T Bancorp, Inc. Board of Directors authorized a stock buyback program for 2003 of 1 million shares, or approximately 4 percent of shares outstanding. During 2003, S&T has repurchased 266,504 shares through this program at an average cost of $25.76 per share.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 46 offices within Allegheny, Armstrong, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $2.9 billion, S&T Bancorp, Inc. stock trades on the NASDAQ National Market System under the symbol STBA.

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, asset quality, including real estate and other collateral values, and competition. This information should be read in conjunction with the audited financial statements and analysis as presented in the Annual Report on Form 10-K for S&T Bancorp, Inc. and subsidiaries.